Exhibit 99.3

Granite and Layne

Frequently Asked Questions

Who is Granite Construction and what do they do?

Through its offices and subsidiaries, Granite Construction Incorporated (NYSE: GVA) is one of the nation’s largest infrastructure contractors and construction materials producers. Granite specializes in complex infrastructure projects, including transportation, industrial and federal contracting, and is a proven leader in alternative procurement project delivery. Granite is an award-winning firm in safety, quality and environmental stewardship, and has been honored as one of the World’s Most Ethical Companies by Ethisphere Institute for nine consecutive years. Granite is listed on the New York Stock Exchange and is part of the S&P MidCap 400 Index, the MSCIKLD 400 Social Index and the Russell 200 Index. Granite was also recently certified as a great place to work by the independent analysts at Great Place to Work®.

How many employees does Granite have and where are they located?

Granite is headquartered in Watsonville, California and currently employs approximately 5,400 craft, trade and professional employee across the United States.

What markets does Granite operate in?

Granite specializes in complex infrastructure projects including transportation, pavement preservation, water and wastewater, commercial and residential, industrial, power, environmental, tunneling, and federal contracting.

What is the strategy behind this transaction?

The combined company provides an excellent opportunity for Granite to diversify their portfolio and grow in the water and water infrastructure markets while providing Layne businesses additional capital to participate in Granite’s continued growth in the future.

How will this merger benefit employees of both companies?

Employees with both companies will have expanded career growth opportunities due to an expanded number of roles, exposure to new businesses and geographies, and increased skill development opportunities.

When can I expect the transaction to close?

The transaction is expected to close in the second quarter of 2018.

How will this transaction impact me as an employee?

Until the pending merger receives all of the necessary approvals and is closed, it is expected that we will operate as usual. We should all be focused on safely delivering our FY2019 business plan and providing exceptional service to our customers.

What happens between the time of the announcement and the closing of the merger?

During this time, we will be working to receive approvals from regulators and stockholders. Until then, it is business as usual. Layne and Granite will continue to operate as two separate companies.

What will happen to the Layne name and where will the company be headquartered?

Leaders from both Layne and Granite are in the very early stages of planning the integration of the two companies. Additional details about the combination of the two companies will be communicated when that information is available.

What are the cultures in both companies?

With Granite established in 1922 and Layne established in 1882, both companies are proud of their history and heritage. In addition, both companies strongly value safety and the environment. Layne and Granite also share the same core values of integrity and the pursuit of excellence. Overall, with well aligned values, a strong belief in the employees of each company and aligned goals around providing exceptional products and services to our customers, we believe the two companies will perform exceptionally well once combined.

What are the next steps in the process?

Both companies will work together to file the appropriate documentation to receive regulatory approvals. In addition, leaders from both Layne and Granite are in the very early stages of planning the integration of the two companies. Additional details will be provided as they become available.

Will there be any changes within my division?

Until the transaction closes, which is expected to occur during the second quarter of 2018, we remain a separate, independent company, and we will continue to operate business as usual. Given the early stages of the integration planning process, it is too early to determine what changes will take place within each of the divisions.

Will there be a reduction in the workforce as a result of the merger?

This transaction is about growth, but whenever you combine two publicly traded companies there will be overlap. However, Granite has made it clear that our people are an important part of this transaction, and they look forward to bringing our two teams together. We are committed to treating all employees fairly while adhering to all appropriate employment regulations and practices. It is still early in this process, and we will continue to keep you updated as there is important information to share.

Will my pay or benefits change as a result of the sale?

As indicated, for the time being it is business as usual at Layne. This means pay and benefits will not change between now and the closing date of the transaction. In fact, Layne will be proceeding with its annual merit increase and bonus processes. Following the completion of the merger, any changes will be communicated to you.

What if a member of the media or an analyst contacts me?

If a member of the press or an industry analyst contacts you, direct them to:

Jack Lascar, Investor Relations

Dennard-Lascar Associates, LLC

Houston, Texas

713.529.6600

layn@dennardlascar.com

Can I talk to people at Granite? Can I visit their offices?

Until the merger is complete, it is business as usual. Layne and Granite will continue to operate as two separate companies. Due to regulatory requirements, employees of each company should not interact with or visit offices of the other company unless directed to do so by a member of the respective company’s leadership team.

Are the goals and objectives that have been set for me still relevant?

Yes. It is business as usual, and you should continue to work towards the goals that you and your manager have established.

Will offices be closed or consolidated?

Given the early stages of the integration planning process, it is too early to determine what changes will take place as far as office closures or consolidations. Looking ahead, we will be working closely with Granite’s leadership team to develop plans on how best to bring our companies together and capitalize on the strengths and talent across each organization.

From a legal perspective, what should I do as we move forward?

•	Continue to treat the other party as you would any independent “arms-length” company.

•	Continue business as usual.

•	Immediately contact your leader if anyone contacts you about questions related to the transaction.

Questions? Reach out to a member of the Layne legal team.

Forward-Looking Statements

Certain statements in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to a variety of matters, including but not limited to: the operations of the businesses of Layne and Granite separately and as a combined entity; the timing and consummation of the merger; the expected benefits of the integration of the two companies; the combined company’s plans, objectives, expectations and intentions; and other statements that are not historical fact. These statements are made on the basis of the current beliefs, expectations and assumptions of the management of Layne and Granite regarding future events and are subject to significant risks and uncertainty. Statements regarding our expected performance in the future are forward-looking statements.

It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on the results of operations and financial condition of the combined company or the price of Layne’s or Granite’s common stock prior to the merger, or Granite’s common stock following the merger. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to: failure to obtain applicable regulatory or stockholder approvals in a timely manner or otherwise; failure to satisfy other closing conditions to the merger; risks that Layne will not be integrated successfully or that Granite will not realize estimated cost savings, synergies and growth or that such benefits may take longer to realize than expected; failure to realize anticipated benefits from Layne’s operations; risks relating to unanticipated costs of integration; reductions in customer spending, or a slowdown in customer payments; unanticipated changes relating to competitive factors in the industry in which Layne and Granite participate; ability to hire and retain key personnel; ability to successfully integrate Layne’s businesses; the potential impact of announcement or consummation of the merger on relationships with third parties, including customers, employees and competitors; ability to attract new customers and retain existing customers in the manner anticipated; reliance on and integration of information technology systems; changes in legislation or governmental regulations affecting the companies; international, national or local economic, social or political conditions that could adversely affect the companies or their customers; conditions in the credit markets; risks associated with assumptions the parties make in connection with the parties’ critical accounting estimates and legal proceedings; the continuing recovery in the mining industry; prevailing prices for various commodities; the timing and extent of future oil and gas drilling and production in the Delaware Basin; longer term weather patterns; the availability of credit; the availability of equity or debt capital needed for the business and foreign currency fluctuations that may affect Layne’s and Granite’s results of operations. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in the reports filed with the Securities and Exchange Commission (the “SEC”) and in each company’s other filings made with the SEC available at the SEC’s website at www.sec.gov.

Neither Layne nor Granite undertakes any obligation to update any such forward-looking statements to reflect any new information, subsequent events or circumstances, or otherwise, except as may be required by law.

Additional Information and Where to Find It

Granite will file with the SEC a Registration Statement on Form S-4, which will include a prospectus with respect to Granite’s shares of common stock to be issued in the merger and a proxy statement of Layne in connection with the merger between Granite and Layne (the “Proxy Statement/Prospectus”). The Proxy Statement/Prospectus will be sent or given to the stockholders of Layne and will contain important information about the merger and related matters. LAYNE’S SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT/PROSPECTUS CAREFULLY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The Proxy Statement/Prospectus and other relevant materials (when they become available) and any other documents filed by Granite or Layne with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, security holders will be able to obtain copies of the Proxy Statement/Prospectus free of charge from Layne or Granite by contacting either (1) Investor Relations by mail at Layne Christensen Company, 1800 Hughes Landing Boulevard, Ste 800, The Woodlands, Texas 77380, Attn: Investor Relations Department, by telephone at 281-475-2600, or by going to Layne’s Investor Relations page on its corporate website at www.layne.com or (2) Investor Relations by mail at Granite Construction Incorporated, 585 West Beach Street, Watsonville, California 95076, Attn: Investor Relations Department, by telephone at 831-724-1011, or by going to the Granite’s Investors page on its corporate website at www.graniteconstruction.com.

Participants in the Solicitation

Layne and Granite and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Layne’s stockholders in connection with the merger and may have direct or indirect interests in the merger. Information about Layne’s directors and executive officers is set forth in Layne’s Proxy Statement on Schedule 14A for its 2017 Annual Meeting of Stockholders, which was filed with the SEC on April 28, 2017, and its Annual Report on Form 10-K for the fiscal year ended January 31, 2017, which was filed with the SEC on April 10, 2017. These documents are available free of charge at the SEC’s website at www.sec.gov, and from Layne by contacting Investor Relations by mail at Layne Christensen Company, 1800 Hughes Landing Boulevard, Ste 800, The Woodlands, Texas 77380, Attn: Investor Relations Department, by telephone at 281-475-2600, or by going to Layne’s Investor Relations page on its corporate website at www.layne.com. Information about Granite’s directors and executive officers is set forth in Granite’s Proxy Statement on Schedule 14A for its 2017 Annual Meeting of Stockholders, which was filed with the SEC on April 25, 2017, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which was filed with the SEC on February 17, 2017. These documents are available free of charge at the SEC’s website at www.sec.gov, and from Granite by contacting Investor Relations by mail at Granite Construction Incorporated, 585 West Beach Street, Watsonville, California 95076, Attn: Investor Relations Department, by telephone at 831-724-1011, or by going to Granite’s Investors page on its corporate website at www.graniteconstruction.com. Additional information regarding the interests of participants in the solicitation of proxies in connection with the merger will be included in the Proxy Statement/Prospectus that Granite will file with the SEC.

No Offer or Solicitation

The information in this document is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote in any jurisdiction pursuant to merger or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.